Exhibit (i)

DEFERRED FEE AGREEMENT

THIS AGREEMENT, dated             , 201    , by and between                     (Trustee, hereinafter referred to as “Trustee”), currently residing at                                 , and each series of the Ivy Funds (the “Ivy Funds”) and each Ivy closed end fund (each, a “Fund,” and collectively, the “Funds” or the “Ivy Family of Funds “), as listed in Appendix A, with offices located at 6300 Lamar, Overland Park, Kansas.

W I T N E S S E T H

WHEREAS, Trustee currently serves as a non-affiliated trustee of the Funds, or is affiliated with the Funds, but is not affiliated to the investment adviser to such Funds, and receives fees (“Trustee’s Fees”) from the Funds in that capacity; and

WHEREAS, Trustee desires that an arrangement be established with each Fund under which he or she may defer receipt of the Trustee’s Fees which may otherwise become payable to him or her and which relate to services performed after the date hereof.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Trustee irrevocably elects to defer receipt, subject to the provisions of this Agreement, of $         per annum of any Trustee’s Fees which may otherwise become payable to him or her after the date of this Agreement, and which relate to services performed after the date hereof. An election to defer an amount of Trustee’s Fees shall continue from year to year unless Trustee terminates such election by written request. Any such termination shall be effective only with respect to Trustee’s Fees which become payable after the date of termination. Trustee’s Fees with respect to which Trustee shall have elected to defer receipt (and shall not have revoked such election) as provided above are hereinafter referred to as “Deferred Trustee’s Fees.”

2. During any calendar year for which Trustee’s Fees otherwise payable to Trustee are Deferred Trustee’s Fees, each Fund shall credit the amount of such Deferred Trustee’s Fees as of the date such fees would have been paid to such Trustee had this Agreement not been in effect to a separate memorandum account (the “Deferred Fee Account”).

3. The Deferred Fee Account may, in the discretion of the Fund, be deemed invested in shares of one or more of the Ivy Funds as designated by Trustee in writing. A Deferred Fee Account’s deemed investment in shares of one or more of the Ivy Funds shall be in Class A shares of the Ivy Funds. The Deferred Fee Account shall be adjusted to reflect its share of any income or gain, including dividends, or charged with its share of any loss arising from such deemed investments by the Deferred Fee Account.

4. Trustee may exchange any portion of his or her deemed investment(s) into any of the Ivy Funds listed in Appendix A. The exchange request must be delivered, in writing, to the Funds’ Treasurer. Upon receipt of the request, the exchange transaction will be executed at the net asset value next calculated.

5. Each Fund may, at its sole discretion, set aside assets to fund its obligations created by this Agreement and similar agreements by other Trustees of the Fund in a Deferred Fee Account Fund and may invest assets of its Deferred Fee Account Fund in any investment medium including, but not limited to, shares of the Ivy Funds and any other security or investment medium in which the assets of the Fund are permitted to be invested.

6. Each Fund’s obligation to make payments out of its Deferred Fee Account shall be a general obligation of the Fund, and such payment shall be made from the Fund’s general assets and property. Trustee’s relationship to a Fund under this Agreement shall be that of a general unsecured creditor, and neither this Agreement nor any action taken pursuant to this Agreement shall create or be construed to create a trust or fiduciary relationship of any kind between the Fund and Trustee, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Fund in favor of Trustee or any other person. No Fund shall be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, in order to cover its obligations hereunder, if a Fund elects to establish a Deferred Fee Account Fund to purchase any investments (including, without limitation, shares of the Fund), the same shall continue for all purposes to be a part of the general assets and property of the Fund, subject to the claims of its general creditors, and no person other than the Fund shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor. Each Fund shall provide an annual statement to each Trustee who shall have elected to defer receipt of Trustee’s Fees showing such information as is appropriate, including the aggregate amount credited or charged to the Fund’s Deferred Fee Account, as of a reasonably current date.

7. Payment of amounts out of the Deferred Fee Account shall be made to Trustee as selected by Trustee below.

Once a selection has been made, Trustee may not select a different time or method of payment for prior amounts credited to his or her Deferred Fee Account, but may select a different payment time or method for future Trustee’s Fees to be credited to the Deferred Fee Account.

Payments shall be made to Trustee upon the happening of the following event or events (the “payment event”), unless a Fund, in its sole discretion, determines to make payments at an earlier time:

termination of service as a Trustee.

on the (specify number) anniversary of termination of service as a Trustee.

attainment of age .

termination of service as a Trustee or attainment of age , whichever may first occur.

Payments shall be made to Trustee as follows:

lump sum

payment in quarterly installments, each payment to be equal to the value of the Deferred Fee Account immediately prior to the date of payment dividend by the number of remaining payments.

The death of Trustee shall constitute the payment event and payments shall then be made as set forth in paragraph 8(b) herein.

In the event Trustee selects installment payments, each quarterly installment payment shall be made as of the last day of the months of January, April, July, and October of each year,

beginning with the payment month next following the payment event. Until payments of amounts credited to the Deferred Fee Account have been completed, the unpaid balance shall be credited with the income and gains, including dividends, and charged with losses of the deemed investments in the Deferred Fee Account. Each Fund in its sole discretion reserves the right to accelerate payment of amounts in Trustee’s Deferred Fee Account at any time after the payment event. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of a Fund’s assets and property of its shareholders, all unpaid amounts in the Fund’s Deferred Fee Account as of the effective date thereof shall be paid in a lump sum on such effective date. (For this purpose, a sale, conveyance or transfer of a Fund’s assets to a trust, partnership, association or another Fund in exchange for cash, shares or other securities, with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund, shall not be deemed a termination of the Fund or such a distribution.)

8. Payment of amounts credited to the Deferred Fee Account shall be made to Trustee in the form of a check. Such payment shall be made to Trustee except that:

a. in the event that Trustee shall be determined by a court of competent jurisdiction to be incapable of managing his or her financial affairs, and if the Fund has actual notice of such determination, payment shall be made to Trustee’s personal representative(s); and

b. in the event of Trustee’s death, payment shall be made to the last beneficiary designated by Trustee for purposes of receiving such payment in such event in a written notice delivered to the Secretary of the Fund; provided that if such beneficiary has not survived Trustee, payment shall be made to Trustee’s estate. Trustee

hereby designates                                  as the initial beneficiary for purposes of receiving such payment in such event. Trustee may from time to time designate new beneficiaries, and such designation shall effectively revoke all prior designations filed by Trustee.

9. Each Fund may in its sole discretion accelerate the payment of deferred amounts if such acceleration is requested by a Trustee or, after his or her death, by his or her beneficiary or heir. Acceleration may occur only in the event of unforeseeable financial emergency or severe hardship resulting from one or more events beyond the control of Trustee or his or her beneficiary or heir and is limited to the amount deemed reasonably necessary to satisfy the emergency or hardship. The acceleration must be approved by the Board without regard to the vote of the Trustee who requests the acceleration.

10. Amounts in the Deferred Fee Account shall not in any way be subject to the debts or other obligations of Trustee and may not be sold, transferred, pledged or assigned by him or her except as provided in paragraph 8(b).

11. This Agreement shall not be construed to confer any right on the part of Trustee to be or remain a Trustee of a Fund or to receive any, or any particular rate of, Trustee’s Fees.

12. Interpretations of and determinations related to this Agreement made by a Fund, including the matter of whether to establish a Deferred Fee Account Fund, the selection of an investment medium for the assets in the Deferred Fee Account Fund, if established, and determinations of the amounts in the Deferred Fee Account, shall be made by a committee composed of the President and the Treasurer of the Fund and the Chief Investment Officer of the Fund’s investment manager (the “Committee”) and, if made in good faith, shall be conclusive and binding upon all parties; and the Fund shall not incur any liability to Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith. The Committee shall administer this Agreement and shall be responsible for administration of the Deferred Fee Account Fund, if established. All actions of the Committee shall be considered for all purposes to be the action of that Fund’s Board unless the Board, in its capacity as such, subsequently takes a different action. A Board may employ such persons or organizations to render advice or perform services with respect to its responsibilities as it, in its sole discretion, determines to be necessary and appropriate. Any actions taken by a Board pursuant to this Section 12 shall be implemented only if approved by a majority of those Trustees of that Fund who are not participants in a Deferred Fee Agreement with the Fund.

13. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by subsequent written agreement entered into by all parties.

14. This Agreement shall be binding upon, and shall inure to the benefit of, each Fund and its successors and assigns and Trustee and his/her heirs, executors, administrators and personal representatives.

15. This Agreement is being entered into in, and shall be construed in accordance with the laws of, the State of Kansas.

16. Each Fund reserves the right to terminate this Agreement as to it at any time. Upon such termination, all deferral elections as to that Fund will cease to be effective, all contractual obligations created under this Agreement will be fixed as of the termination date, and distribution of the Fund’s Deferred Fee Accounts will be made upon the payment event or, at the sole discretion of the Fund, at an earlier time.

IN WITNESS WHEREOF, the Fund has caused this Agreement to be executed on its behalf by its President, and Trustee has executed this Agreement, on the date first written above.

Trustee

Ivy Family of Funds

By:
President

Last amended on May 21, 2013.

APPENDIX A

Ivy Family of Funds

Series of Ivy Funds

Ivy Asset Strategy Fund

Ivy Asset Strategy New Opportunities Fund

Ivy Balanced Fund

Ivy Bond Fund

Ivy Core Equity Fund

Ivy Cundill Global Value Fund

Ivy Dividend Opportunities Fund

Ivy Energy Fund

Ivy European Opportunities Fund

Ivy Global Bond Fund

Ivy Global Equity Income Fund

Ivy Global Income Allocation Fund

Ivy Global Natural Resources Fund

Ivy High Income Fund

Ivy International Core Equity Fund

Ivy International Growth Fund

Ivy Large Cap Growth Fund

Ivy Limited-Term Bond Fund

Ivy Managed European/Pacific Fund

Ivy Managed International Opportunities Fund

Ivy Micro Cap Growth Fund

Ivy Mid Cap Growth Fund

Ivy Money Market Fund

Ivy Municipal Bond Fund

Ivy Municipal High Income Fund

Ivy Pacific Opportunities Fund

Ivy Real Estate Securities Fund

Ivy Science and Technology Fund

Ivy Small Cap Growth Fund

Ivy Small Cap Value Fund

Ivy Tax-Managed Equity Fund

Ivy Value Fund

Ivy Global Real Estate Fund

Ivy Global Risk-Managed Real Estate Fund

Ivy Closed End Funds

Ivy High Income Opportunities Fund

Dated: May 21, 2013